UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Health Grades, Inc.

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HEALTH GRADES, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Dear Stockholder:
It is my pleasure to invite you to attend the 2010 Annual Meeting of Stockholders of Health Grades, Inc., to be held at our corporate headquarters, 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401, on Wednesday, June 9, 2010 at 9:00 a.m. local time. The meeting will be held for the following purposes:
1.	To elect five directors;

2.	To ratify Grant Thornton LLP as Health Grades Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	To act upon such other matters as may properly come before the meeting.
Holders of record of our common stock at the close of business on April 20, 2010 are entitled to receive this notice and to vote at the meeting or any adjournment thereof.
Your vote is important. Whether you plan to attend the meeting or not, we urge you to complete, sign and return your proxy card as soon as possible in the envelope provided. This will ensure representation of your shares in the event you are not able to attend the meeting. You may revoke your proxy and vote in person at the meeting if you so desire.
Allen Dodge
Executive Vice President,
Chief Financial Officer and Secretary
April 21, 2010

2

HEALTH GRADES, INC.
500 Golden Ridge Road
Suite 100
Golden, Colorado 80401
PROXY STATEMENT
This proxy statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Health Grades, Inc. for the 2010 Annual Meeting of Stockholders to be held at our corporate headquarters, 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401, on Wednesday, June 9, 2010 at 9:00 a.m. local time. We are first mailing copies of this proxy statement, the attached notice of annual meeting of stockholders and the enclosed form of proxy on or about April 26, 2010.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 9, 2010.
This proxy statement and the Annual Report are available at:
http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=08886.
At the annual meeting, holders of our common stock will vote upon the election of five directors to serve until the 2011 annual meeting of stockholders or until their successors are duly elected and qualified. Also, holders of our common stock will vote for to ratify the appointment of Grant Thornton LLP as the Company’s registered public accounting firm for the fiscal year ending December 31, 2010.
Our Board of Directors has fixed the close of business on April 20, 2010 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting or any adjournment of the annual meeting. You may vote at the annual meeting only if you are a holder of record of common stock at the close of business on the record date. As of the record date, 29,888,288 shares of common stock were issued and outstanding.
If you complete and return your proxy card and we receive it at or prior to the annual meeting, your shares will be voted in accordance with your directions. You can specify your choice by marking the appropriate box on the enclosed proxy card. If your proxy card is signed and returned without directions, the shares will be voted “FOR” the persons identified in this proxy statement as nominees for election to the Board of Directors and ratification of Grant Thornton LLP. You may revoke your proxy at any time before it is voted at the meeting by sending a notice of revocation to our Secretary at 500 Golden Ridge Road, Suite 100, Golden, CO 80401, executing a later-dated proxy or voting by ballot at the meeting.

The Company’s bylaws provide that the holders of a majority of all of the shares of common stock issued, outstanding and entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Shares that are voted “FOR,” “AGAINST” or “WITHHELD”, as applicable, with respect to a matter are treated as present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the annual meeting with respect to such matter. If a broker, bank, custodian, nominee or other record holder of shares indicates on a proxy that it does not have the discretionary authority to vote certain shares on a particular matter (“broker non-vote”), then those shares will not be considered entitled to vote with respect to that matter, but will be counted in determining the presence of a quorum.
In July 2009, the U.S. Securities and Exchange Commission approved a rule that changes the manner in which shares are voted in the election of directors. If you hold your shares through a broker, bank, or other nominee, your broker is no longer permitted to vote on your behalf in an election of directors. For such shares to be voted and counted, you now must communicate your voting decisions to your broker, bank or other nominee, before the date of the Annual Meeting or else your shares will not be represented at the Annual Meeting for purposes of election of directors.
Holders of common stock are entitled to one vote per share on all matters properly brought before the meeting. Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. Votes withheld from nominees and broker non-votes will have no effect on their election. All other matters to be acted upon at the meeting will be determined by the affirmative vote of the holders of the majority of the common stock present in person or represented by proxy and entitled to vote. An abstention is counted as a vote against such other matters, and a “broker non-vote” generally is not counted for purposes of approving these matters and will not affect the vote taken.
The Board of Directors is not aware of any matters that will be brought before the meeting other than those described in this proxy statement. However, if any other matters properly come before the meeting, the persons named on the enclosed proxy card will vote in accordance with their best judgment on such matters.

Ownership of Our Common Stock by Certain Persons
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 20, 2010 by (i) each person known to us to own beneficially more than five percent of our common stock, (ii) each of our named executive officers, (iii) each director and (iv) all directors and executive officers as a group.

	Number of Shares	Percent of
	Beneficially	Outstanding
Name of Beneficial Owner	Owned	Shares (1)

5% Stockholders
FMR LLC (2)	2,782,685	9.3%
Janus Capital Management LLC (3)	1,829,623	6.1%
Named Executive Officers
Kerry R. Hicks (4)	4,371,183	13.8%
David G. Hicks (5)	1,665,955	5.4%
Allen Dodge (6)	787,704	2.6%
Wes Crews	230,000	*
Andrea Pearson	40,000	*
Directors
Leslie S. Matthews, M.D.	129,879	*
John Quattrone (7)	153,666	*
Mary Boland	42,916	*
Mats Wahlström	27,500	*
All directors and executive officers as a group (10 persons) (8)	7,608,803	22.7%

*	Less than one percent.

(1)	Applicable percentage of ownership is based on 29,888,288 shares of common stock outstanding on April 20, 2010. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and means that the holder has voting or investment power with respect to the subject securities. Shares of common stock issuable upon the exercise of stock options exercisable currently or within 60 days of April 20, 2010 (unless otherwise noted) are deemed to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for shares held jointly with a person’s spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder. Unless otherwise provided, the address of all stockholders is 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401.

(2)	The information in this note is based solely on a Schedule 13G filed with the SEC on February 16, 2010 by FMR LLC and Edward C. Johnson 3d. FMR LLC has sole dispositive power with respect to 2,782,685 shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and a registered investment advisor, beneficially owns 2,782,685 of these shares as a result of acting as an investment adviser to various registered investment companies. Edward C. Johnson 3d and FMR LLC, through their control of Fidelity and the funds each has sole power to dispose of 2,782,685 shares owned by the funds. The address of each of Fidelity Management & Research Company, FMR LLC and Edward C. Johnson 3d is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)	This information is based solely upon a Schedule 13G filed with the SEC on February 16, 2010 by Janus Capital Management LLC (“Janus Capital”) and its affiliate, Janus Venture Fund. Janus Capital provides investment advice to Janus Venture Fund, an investment company registered under the Investment Act of 1940. Shares beneficially owned include 1,640,185 shares held by Janus Venture Fund and shares held by INTECH Investment Management (“INTECH”) and Perkins, Wolf, McDonnell and Company (“Perkins Wolf”). Both INTECH and Perkins Wolf are directly owned by Janus Capital. The address for Janus Capital and Janus Venture Fund is 151 Detroit Street, Denver, Colorado 80206.

(4)	Includes 10,000 shares of common stock held by The David G. Hicks Irrevocable Children’s Trust and 1,814,823 shares underlying stock options. Does not include 60,000 shares of common stock held by The Hicks Family Irrevocable Trust, for which shares Mr. Hicks disclaims beneficial ownership.

(5)	Includes 824,940 shares underlying stock options.

(6)	Includes 580,000 shares underlying stock options.

(7)	Includes 130,000 shares underlying stock options.

(8)	Includes 3,367,581 shares underlying stock options.

ELECTION OF DIRECTORS
At the annual meeting, five directors will be elected to hold office until the annual meeting of stockholders in 2011 or until their successors have been duly elected and qualified. Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted “FOR” the nominees listed below. All of the nominees are current members of the Board of Directors.
If, at the time of the annual meeting, one or more of the nominees has become unavailable or unable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Board of Directors, unless the size of the Board of Directors is reduced. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve.
Information concerning the nominees for election as directors is set forth below:
Kerry R. Hicks, age 50, one of our founders, has served as our Chief Executive Officer and as a director since our inception in 1995. He also served as our President from our inception until November 1999 and currently serves as our President since June 2001. We believe that Mr. Hicks’ healthcare services business expertise and experience as one of our founders and Chief Executive Officer of the Company gives him the qualifications and skills to serve as director.
Mats Wahlström, age 55, has served as one of our directors since March 2009. Mr. Wahlström is the Senior Advisor to the Chief Executive Officer of Fresenius Medical Care North America, which operates more than 1,800 dialysis clinics in the U.S. He previously served as co-CEO of Fresenius Medical Care North America and President and Chief Executive Officer of Fresenius Medical Services from January 2004 to December 2009. Mr. Wahlström has 26 years of experience in the healthcare field and 24 years of experience in the renal field. Prior to joining Fresenius Medical Care in 2002, he held various positions at Gambro AB in Sweden, including President and Chief Executive Officer of Gambro U.S. as well as Chief Financial Officer of the Gambro Group. We believe that Mr. Wahlström’s operational expertise as an executive in the healthcare field and his financial expertise gives him the qualifications and skills to serve as director.
Mary Boland, age 52, has served as one of our directors since June 2006. Ms. Boland has served as Senior Vice President, Finance and Distribution — The Americas at Levi Strauss & Company, one of the world’s largest brand-name apparel companies, since November 2007; Senior Vice President, Finance and Distribution — North America since November 2006; and served as Vice President and Chief Financial Officer of Levi Strauss & Company North America from March 2006 to November 2006. Ms. Boland served as Vice President and Chief Financial Officer of General Motors North America, a company involved in worldwide development, production and marketing of cars, trucks and parts, from December 2003 to February 2006. We believe that Ms. Boland’s financial and business experience, including a diversified background of managing and directing public companies, gives her the qualifications and skills to serve as director.

Leslie S. Matthews, M.D., age 58, has served as one of our directors since December 1996. Since October 1994, Dr. Matthews has been an orthopaedic surgeon at Greater Chesapeake Orthopaedic Associates, LLC, a physician orthopaedic practice providing a comprehensive range of services, and since 1992, he has been the Chief of Orthopaedic Surgery at Union Memorial Hospital. We believe that Dr. Matthew’s medical experience as a practicing orthopaedic surgeon with substantial knowledge regarding the practice of medicine and operational mechanics of hospitals and physician practices, as well as his involvement with the Company since its inception, gives him the qualifications and skills to serve as director.
John Quattrone, age 58, has served as one of our directors since November 2000. Mr. Quattrone has served in several capacities for General Motors, including Executive Director — Global Product Operations Human Resources since June 2009, General Motors Powertrain Vice President — Global Human Resources from January 2006 to May 2009, as General Motors North America Vice President — Human Resources from June 2001 to December 2005 and as General Director of Human Resources for General Motors North America Automotive Operations from 1995 to June 2001. We believe that Mr. Quattrone’s business experience, specifically in the human resources field, including substantial experience with compensation policies and practices, gives him the qualifications and skills to serve as director.
Kerry R. Hicks and David G. Hicks, one of our Executive Vice Presidents, are brothers.
The Board of Directors recommends a vote “FOR” each of the above nominees.
RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS
INDEPENDENT AUDITOR
Grant Thornton LLP has served as our independent auditor since September 2002 and has been appointed by the Audit Committee to continue as our auditor for 2010. In the event that ratification is not approved by a majority of the shares of HealthGrades common stock represented at the annual meeting in person or by proxy and entitled to vote on the matter, the Audit Committee of the Board of Directors will review the Audit Committee’s future selection of independent auditors.
Representatives of Grant Thornton LLP will be present at the annual meeting. The representatives will be available to respond to appropriate questions.
The Board of Directors recommends a vote “FOR” ratification of the appointment of Grant Thornton LLP as HealthGrades’ independent auditor for 2010.

CORPORATE GOVERNANCE
Corporate Governance Guidelines and Other Corporate Governance Documents
Our Corporate Governance Guidelines, which include guidelines for determining director independence and other matters relating to our corporate governance, are available on our website. In addition, our other corporate governance documents, including the Charter of the Audit Committee, the Charter of the Compensation Committee, the Charter of the Nominating and Corporate Governance Committee and our Code of Conduct, are also available on our website. Stockholders may access these documents on the Investor Relations page of our website at www.healthgrades.com.
Board of Directors Independence
The Board of Directors has determined that each of Mary Boland, Leslie Matthews, M.D., John Quattrone and Mats Wahlström is an independent director within the meaning of the rules of the Nasdaq Stock Market, Inc. In addition, the Board of Directors has determined that each member of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors is also independent within the meaning of the rules of the Nasdaq Stock Market, Inc. and the SEC, including additional requirements relating to Audit Committee members.
With respect to the independence of Mr. Wahlström, the Board considered his position with Fresenius Medical Care North America, with which we have an agreement that generates approximately $2.0 million in revenue annually. After reviewing the revenues from the agreement compared to our total revenues and the fact that Mr. Wahlström is not involved in any decisions related to the agreement, the Board of Directors concluded that he is an independent director.
Board of Directors Leadership Structure
Our President and Chief Executive Officer serves as the Chairman of our Board of Directors, without a designated lead director. Our Board of Directors believes that our current leadership structure encourages independent director participation and engagement while deriving the benefit of having our Chief Executive Officer also serve as Chairman of the Board. As an individual with the primary responsibility for managing the Company’s day-to-day operations, he is best positioned to chair regular Board meetings as we discuss key business and strategic issues. In addition, the structure creates efficiency in the preparation of the meeting agendas and related Board materials because our Chief Executive Officer works more closely with the members of the executive team who prepare the necessary documents. Agendas are prepared with the input of the full Board of Directors, allowing for any concerns or risks to be discussed as deemed appropriate.

Risk Oversight
The Board of Directors is actively involved in the oversight and management of risks that could affect the Company. This oversight and management is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board of Directors has retained responsibility for general oversight of risks. The Audit Committee is primarily responsible for overseeing the risk management function, specifically with respect to management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The other committees of the Board of Directors consider risks within their areas of responsibility. The Board of Directors satisfies their oversight responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.
Board of Directors and Board Committees
The Board of Directors held five meetings during 2009. Each director attended at least 75% of the total meetings of the Board and each committee on which he or she served. Our policy is that Board members attend each annual meeting of stockholders. All members of the Board of Directors attended the 2009 annual meeting of stockholders and are expected to attend the 2010 annual meeting.
Our Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.
Audit Committee
We have a separately-designated standing audit committee comprised solely of independent Board members. Our Audit Committee members are Ms. Boland (Audit Committee Chairwoman), Mr. Quattrone and Mr. Wahlström. The Audit Committee has sole authority to retain, compensate, terminate, oversee and evaluate the independent auditors, and reviews and approves in advance all audit and non-audit services (other than prohibited non-audit services) performed by the independent auditors. In addition, the Audit Committee reviews and discusses with management and the independent auditors the audited financial statements included in our filings with the SEC; oversees our compliance with legal and regulatory requirements; and meets separately with the independent auditors as often as deemed necessary or appropriate by the Committee. In this regard, the Audit Committee also reviews major issues regarding accounting principles and financial statement presentation, and periodically discusses with management our major financial risk exposures and the steps that management has taken to monitor and control such exposures.
The Board of Directors has determined that Mary Boland is an “audit committee financial expert” as that term is defined in SEC regulations, and that she and all members of our Audit Committee are independent within the meaning of the rules of the Nasdaq Stock Market, Inc.
The Audit Committee operates pursuant to a written charter, which is available on the Investor Relations page of our website at www.healthgrades.com, and met four times during 2009.

Compensation Committee
The Compensation Committee is currently comprised of Mr. Quattrone (Chairman), Ms. Boland and Dr. Matthews, each of whom is an independent director. The Compensation Committee is responsible for establishing, implementing and monitoring the administration of compensation programs in accordance with our compensation philosophy and strategy as well as approving executive compensation and equity plan awards. The Compensation Committee establishes and maintains our executive compensation program through internal evaluations of performance, comparisons to our annual operating budget as well as consultation with independent compensation consultants, as appropriate. The Compensation Committee also reviews and recommends to the Board of Directors compensation of our Board of Directors and committees thereof.
Kerry Hicks, our Chief Executive Officer, typically recommends annual salary increases for our executive officers, with the exception of David Hicks and himself, to the Compensation Committee. Our Compensation Committee takes into consideration this recommendation prior to setting the annual base salaries
The Compensation Committee operates pursuant to a written charter, which is available on the Investor Relations page of our website at www.healthgrades.com, and met three times during 2009.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is currently comprised of Dr. Matthews (Chairman), Mr. Quattrone and Mr. Wahlström, each of whom is an independent director. The Nominating and Corporate Governance Committee recommends to the Board of Directors nominees for election as directors, the responsibilities of the committees of the Board of Directors, and each committee’s membership; oversees the annual evaluation of the Board of Directors and its committees; reviews the adequacy of our Corporate Governance Guidelines; and recommends other corporate governance-related matters for consideration by the Board of Directors.
The Nominating and Corporate Governance Committee operates pursuant to a written charter, which is available on the Investor Relations page our website at www.healthgrades.com, and met one time during 2009.

Consideration of Director Candidates
Our Nominating and Corporate Governance Committee recommends to the Board of Directors candidates for membership on the Board of Directors. Our Corporate Governance Guidelines and the Charter of the Nominating and Corporate Governance Committee provide that, in considering its recommendations of candidates for nomination, the Committee will seek individuals who evidence strength of character, mature judgment and the ability to work collegially with others. Our Corporate Governance Guidelines and the Charter of the Nominating and Corporate Governance Committee also provide that our Board of Directors should include directors who collectively possess a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of our business. Therefore, in considering whether to nominate a person for election as a director, the Nominating and Corporate Governance Committee will consider the contribution such person can make to the collective competencies of the Board of Directors based on such person’s background. The manner in which the Nominating and Corporate Governance Committee evaluates potential directors is the same for candidates recommended by stockholders as for candidates recommended by others. The process to identify nominees includes a review of relationships that Board members and executive management have, both directly and indirectly, with qualified individuals. Stockholders can recommend candidates for nomination by writing to the Corporate Secretary, Health Grades, Inc., 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401. In accordance with our by-laws, in order to enable consideration of the candidate in connection with our 2011 annual meeting of stockholders, a stockholder must submit the following information no earlier than March 11, 2011 and no later than April 10, 2011: (1) the name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the SEC; (2) information about the relationship between the candidate and the recommending stockholder; (3) the consent of the candidate to serve as a director; and (4) proof of the number of shares of our common stock that the recommending stockholder owns and the length of time the shares have been owned. In considering any candidate proposed by a stockholder, the Nominating and Corporate Governance Committee will reach a conclusion based on the criteria described above. The Nominating and Corporate Governance Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Nominating and Corporate Governance Committee.
Diversity
While the Company does not have a formal policy regarding the consideration of diversity in identifying and evaluating potential director candidates, the Nominating and Corporate Governance Committee considers the interplay of a candidate’s knowledge, expertise, skills and experience with that of the other members of the Board of Directors in order to build a Board of Directors that is effective, collegial and responsive to the needs of the Company. We believe this analysis results in a Board of Directors that is diverse in knowledge, expertise, skills, experience and viewpoint.
Communications with the Board of Directors
Stockholders and other interested persons may communicate with the Board of Directors by writing to the Board of Directors, c/o Health Grades, Inc., 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401 or, if the communication is to be directed solely to the independent members of the Board of Directors, to Independent Directors, c/o Health Grades, Inc., 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401. In addition, stockholders and other interested parties may contact our Audit Committee to report complaints about our accounting, internal accounting controls or auditing matters by writing to Audit Committee, c/o Health Grades, Inc., 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401.

Communications to the Board of Directors regarding accounting, internal accounting controls or auditing matters will be referred to the Audit Committee. Other concerns will be addressed as determined by the Board of Directors. You can report your concerns to the Board of Directors or the Audit Committee anonymously or confidentially. Stockholders also can communicate with our Chairman and CEO, Kerry Hicks, or our Audit Committee Chairwoman, Mary Boland, via e-mail directly from the Investor Relations section of our website at www.healthgrades.com.
Code of Conduct
We have a Code of Conduct applicable to all of our officers, other employees and directors. Among other things, the Code of Conduct is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely, and understandable disclosures in periodic reports required to be filed by us; and to promote compliance with applicable governmental laws, rules and regulations. The Code of Conduct provides for the prompt internal reporting of violations of the Code of Conduct to an appropriate person identified in the Code of Conduct and contains provisions regarding accountability for adherence to the Code of Conduct. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of our Code of Conduct by disclosing such matters on our website. A copy of the Code of Conduct is available on the Investor Relations page of our website at www.healthgrades.com.
Compensation of Directors
The Compensation Committee periodically reviews compensation for our non-employee directors. Our compensation program for our non-employee directors during 2009 was as follows:
(i)	Initial Equity Grant — Upon initial election or appointment to the Board of Directors, 20,000 shares of restricted stock issued under our 2006 Health Grades, Inc. Equity Compensation Plan, with 25% vesting on each of the first four anniversaries of the date of grant;

(ii)	Annual Retainer Fee — $20,000 cash, paid in quarterly installments; and

(iii)	Annual Equity Grant — 7,500 shares of restricted stock issued under our 2006 Health Grades, Inc. Equity Compensation Plan, with 50% vesting on each of the first two anniversaries of the date of grant.
In addition to the annual compensation described above, the Audit Committee Chairwoman receives 1,000 shares of restricted stock issued under our 2006 Health Grades, Inc. Equity Compensation Plan, with 50% vesting on each of the first two anniversaries of the date of grant.

The following table shows the compensation for our non-employee directors for 2009.

		Fees Earned
		or Paid in	Stock
		Cash(1)	Awards(2)	Total
Name and Principal Position		($)	($)	($)

John Quattrone(3)	2009	20,000	30,375	50,375
Chairman, Compensation Committee
Leslie Matthews, M.D.(4)	2009	20,000	30,375	50,375
Chairman, Nominating Committee
Mary Boland(5)	2009	20,000	34,425	54,425
Chairperson, Audit Committee
Mats Wahlström(6)	2009	20,000	71,375	91,375

(1)	This column represents the amount of cash compensation earned in 2009 for Board and committee service.

(2)	The amounts in the “Stock Awards” column reflect the aggregate grant-date fair value of restricted stock awards (“RSAs”) for the year ended December 31, 2009 in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, and are not necessarily an indication of actual realized value of the granted equity awards. For a more detailed discussion on how we calculate the fair value of our RSAs, refer to Note 10 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009.

(3)	At December 31, 2009, Mr. Quattrone held options to purchase 130,000 shares of common stock and 10,000 unvested RSAs.

(4)	At December 31, 2009, Dr. Matthews held 10,000 unvested RSAs.

(5)	At December 31, 2009, Ms. Boland held 16,500 unvested RSAs.

(6)	Mr. Wahlström was appointed to the Board on March 17, 2009. At December 31, 2009, he held 27,500 unvested RSAs.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee selects the Company’s independent accountants.
Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with applicable auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.
The Company’s independent accountants also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent accountants their independence.
The Audit Committee further discussed with the Company’s independent accountants the overall scope and plans for their respective audit. The Audit Committee meets periodically with the independent accountants, with and without management present, to discuss the results of their audit and quarterly reviews, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.
Based on these discussions and reviews, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.
Mary Boland (Chairwoman)
John J. Quattrone
Mats Wahlström

COMPENSATION OF EXECUTIVE OFFICERS
Report of the Compensation Committee
The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement for our 2010 annual meeting of stockholders. This report is provided by the following independent directors, who comprise the committee:
John J. Quattrone (Chairman)
Mary Boland
Leslie Matthews
Compensation Discussion and Analysis
Overview and History of Our Compensation Program
The Compensation Committee is responsible for establishing, implementing and monitoring the administration of compensation programs in accordance with our compensation philosophy and strategy, as well as approving executive compensation and equity plan awards. The Compensation Committee Charter is available under Corporate Governance in the Investor Relations section of our website. The Compensation Committee establishes and maintains our executive compensation program through internal evaluations of performance, comparisons to our annual operating budget as well as consultation with independent compensation consultants, as appropriate.
The elements of our executive compensation program include salary, annual cash incentives and equity-based awards. In early 2002, we granted stock options and provided equity purchase opportunities to our executives. At that time, we were not profitable and were seeking to conserve our cash resources. Accordingly, and in light of a continuing expense control program that effectively precluded meaningful salary increases or cash bonuses for executives and led to reductions in our staff, the Compensation Committee determined that option grants and equity purchase opportunities were the best available alternatives for encouraging executives to continue their employment with us and devote the substantial time and effort necessary to further develop our business.

As a result of these equity grants, from 2003 through 2005 our general executive compensation philosophy was to provide modest salary increases, cash incentives based on the degree of improvement in our performance and no equity compensation. All of the equity awards granted to the majority of our Named Executive Officers (“NEOs”) in prior years were completely vested by the end of 2005. As such, during 2006, we issued additional equity grants to address both long-term incentives and retention of these key executives. In light of the passage of time since the 2002 equity awards and our continuing performance and growth, the Compensation Committee determined that it was appropriate to review our compensation philosophy. Following this review, and in conjunction with recommendations provided by an independent compensation consultant from Pearl Meyer & Partners, the Compensation Committee determined in 2006 to make available to our NEOs, as well to other officers to be determined by means of a pool, a significant restricted stock grant. In addition, the Compensation Committee, in 2006, reinstated an annual equity grant program for the NEOs. Each annual equity grant for the NEOs is currently structured to vest over a four year period with a substantial portion of the vesting occurring in years three and four to encourage retention of these executives. For 2009, our NEOs were as follows: Kerry Hicks, President and Chief Executive Officer; Allen Dodge, Executive Vice President and Chief Financial Officer; Wes Crews, Executive Vice President and Chief Operating Officer; Andrea Pearson, Executive Vice President; and David Hicks, Executive Vice President.
Effective July 1, 2008, we entered into an amended and restated employment agreement with our Chief Executive Officer, Mr. Kerry Hicks. The original employment agreement with Mr. Hicks included a provision for an annual salary increase based solely upon a cost of living adjustment. The principal revision with respect to the amended and restated employment agreement was to modify this provision such that the Board of Directors could, as it deemed appropriate, increase Mr. Hicks’ salary annually in an amount at its discretion and based upon the Board’s analysis of his performance. In addition, effective August 6, 2008, we entered into a confidentiality and non-competition agreement with Mr. Hicks. We entered into this agreement with Mr. Hicks to more clearly define our current business, extend Mr. Hicks’ noncompetition period to a period that is commensurate with, among other things, Mr. Hicks’ positions with the Company and his special experience with and knowledge of our business and provide Mr. Hicks with appropriate compensation for his noncompetition and other agreements.
Compensation Objectives
The goal of our executive compensation program is to create value for our stockholders through a program that addresses both executive performance as well as retention. We design our executive compensation so that an individual’s total compensation is directly correlated with the performance of our company and, in some cases, individual performance. Our executive compensation program emphasizes performance-based annual cash incentives because they permit the Compensation Committee to provide incentive to our NEOs, in any particular year, to pursue particular objectives that the Compensation Committee believes are consistent with the overall goals and long-term strategic direction that the Board has set for the Company. In 2009, the principal performance metrics were revenue growth and operating margin. We believe these metrics are the same metrics that are most valued by our stockholders and therefore believe this approach aligns the interest of our NEOs’ appropriately with our stockholders.

We seek to achieve an appropriate mix between cash payments and equity incentive awards in order to meet our objectives. Our mix of compensation elements is designed to reward recent results and motivate long-term performance and retention. Although we periodically review competitive market compensation, we do not attempt to maintain a certain target percentile within a peer group or otherwise rely on such data to determine executive compensation. As evidenced by our decision in 2006 to reinstitute equity grants to our executives, we continuously assess our compensation program in order to respond to and adjust for changes in our company, our performance and the business environment in which we operate.
The Elements of Our Executive Compensation Program
The elements of our executive compensation program are as follows:
•	Base salary

•	Annual cash incentive

•	Equity-based awards
Base salary
Base salaries are used to provide a fixed amount of compensation for the executive officer’s scope of their responsibilities. The base salaries of Kerry Hicks and David Hicks, who is one of our Executive Vice Presidents, are governed by the terms of employment agreements. Salaries for the other NEOs are set at levels commensurate with the executive’s scope of responsibilities and effectiveness. Except for Kerry Hicks and David Hicks, whose salary is governed by their employment agreements and includes a standard cost of living increase, the salaries of the NEOs are reviewed by the Compensation Committee on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary of these NEOs are based on an evaluation of the individual’s performance and level of responsibilities. Our Chief Executive Officer typically recommends annual salary increases for our NEOs, with the exception of David Hicks and himself, to the Compensation Committee. Our Compensation Committee takes into consideration this recommendation prior to setting the annual base salaries.
Annual cash incentive
Annual cash incentives are performance-based incentives that are designed to reward annual achievements that are aligned with what we believe are most relevant to our stockholders, Company revenue growth and operating income. Our annual cash incentive program provides additional cash compensation to our NEOs, only if, and to the extent that, performance criteria set by the Compensation Committee are met.
For 2009, for our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, potential cash incentive was tied to the percentage increase in our 2009 Company revenues over 2008 subject to the achievement of a minimum Company operating margin of 15%. As further described below, an additional incentive was included for the achievement of certain incremental Company operating margin targets. Incentive compensation for David Hicks and Andrea Pearson were principally tied to the performance of their respective business units.

Executives are also eligible for an additional discretionary bonus determined by the Compensation Committee based upon each executive’s individual performance. Typically at the beginning of each year an annual discretionary pool is set that can be utilized for any employee, including our NEOs. At the end of each year, our Chief Executive Officer, in conjunction with our Chief Financial Officer, prepares a recommendation to the Compensation Committee as to how this pool should be allocated to the individual employees.
For our 2009 cash incentive program, our Chief Executive Officer was eligible to receive a bonus of up to 72%, if the highest tier was reached for the revenue target as well as the highest tier of the operating margin target, as further described below, but not less than 20% of his base salary, if the lowest tier was reached for the revenue target and only the minimum 15% operating margin target was achieved, as further described below. Our Chief Financial Officer and Chief Operating Officer were eligible to receive a bonus of up to 36% and 34%, respectively, if the highest tier was reached for the revenue target as well as the highest tier of the operating margin target, as further described below, but not less than 7.5% and 7%, respectively, of their base salaries, if the lowest tier was reached for the revenue target and only the minimum 15% operating margin target was achieved as further described below. For our 2009 cash incentive program, our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer were eligible to receive the following:
•	No payment for the annual revenue target if our actual annual revenue increased less than 20% over 2008 Company annual revenue;

•	A payment of approximately 33% for our Chief Executive Officer and 25% of base salary for each of the Chief Financial Officer and Chief Operating Officer, of the total potential incentive amount for the annual revenue target if our actual annual revenue increase over 2008 was greater than 20% but less than 25% and our operating margin was a minimum of 15%;

•	A payment of approximately 42% for our Chief Executive Officer and 42% and 44% of base salary for each of the Chief Financial Officer and Chief Operating Officer, respectively, of the total potential incentive amount for the annual revenue target if our actual annual revenue increase over 2008 was greater than 25% but less than 30% and our operating margin was a minimum of 15%;

•	A payment of approximately 75% for our Chief Executive Officer and 75% and 81% of base salary for each of the Chief Financial Officer and Chief Operating Officer, respectively, of the total potential incentive amount for the annual revenue target if our actual annual revenue increase over 2008 was greater than 30% but less than 35% and our operating margin was a minimum of 15%;

•	A payment of approximately 100% for our Chief Executive Officer and 75% and 81% of base salary for each of the Chief Financial Officer and Chief Operating Officer, respectively, of the total potential incentive amount for the annual revenue target if our actual annual revenue increase over 2008 was greater than 40% and our operating margin was a minimum of 15%
For each of the above tiers, each executive officer was also eligible to receive an additional 7.5% of the total actual incentive achieved if our operating margin was equal to or greater than 17.5% and an additional 20% if our operating margin was equal to or greater than 20%. These two thresholds were discrete targets (i.e., not in addition to each other).

Our targets are set beginning with the lowest target which we believe there is a strong likelihood of achievement up to the highest tier which we believe will be a significant stretch to achieve. We achieved the third tier of the incentive payout in 2009 as well as the highest incremental operating margin target. Total revenue for 2009 was $52.5 million, which was above our third tier revenue target of $51.6 million. In addition, our operating margin was 20%, which was at our highest tier for this additional incentive.
For David Hicks and Andrea Pearson, our other two NEOs, their incentive potential for the 2009 cash incentive program was tied to the performance of the business units over which they had primary responsibility. For Mr. Hicks, this was our consumer reports business, our advertising revenue derived from the wrongdiagnosis.com website as well as our overall internet business group revenue. Mr. Hicks had the ability to earn a total annual cash incentive of up to 45% of his base salary based upon the revenue performance of these businesses. The majority of Mr. Hicks’ annual cash incentive was tied to the performance of our consumer reports business and the advertising revenue derived from the wrongdiagnosis.com website. For Mr. Hicks to achieve his full incentive payment for this portion of his incentive compensation, total annual revenue in 2009 from these businesses had to exceed annualized fourth quarter 2009 revenue more than 55%. For Ms. Pearson, her principal areas of responsibility were our HealthGrades advertising business, our consumer reports business as well as our strategic health solutions business. Ms. Pearson had the ability to earn a total annual cash incentive of up to 108% of her base salary based upon the revenue performance of these business units. For Ms. Pearson to earn her full incentive payout, revenue growth from each of these businesses had to exceed 20% of our 2009 budgeted revenue amounts.
The salaries paid and the annual cash incentives awarded to the NEOs in 2009 are shown in the “Summary Compensation Table” presented below.
2010 Compensation
For 2010, our NEOs received base salary increases of between 6% and 10%. In determining these percentages, the Compensation Committee considered each NEO’s 2009 performance and current market conditions for each position. In addition, the Compensation Committee also set annual cash incentive amounts for each NEO. For our Chief Executive Officer, our Chief Operating Officer and our Chief Financial Officer, the targets were set based upon an increase in total revenue over 2009 as well as certain operating income targets. Our Chief Executive Officer has the ability to earn between 0% and 170% of his base salary and our Chief Operating and Chief Financial Officers each have the ability to earn between 0% and 114% of their base salary with respect to the annual cash incentive amount. In addition, each of our other NEOs have targets based upon revenue increases in each of their respective business units over 2009. Each of our other NEOs has the ability to earn amounts ranging between 0% and 114% of their respective base salaries as an annual cash incentive.

Equity Compensation
In 2006, the Compensation Committee determined to make available to our NEOs, and to other officers to be determined by means of a pool, a significant restricted stock grant (the “Performance Grant”) as both a retention tool as well as a long-term incentive. This Performance Grant will vest solely upon the achievement of substantial performance conditions or upon a change in control, as described below. In order to implement this program and to retain the flexibility to grant shares of restricted stock, which were not allowed under our previous equity compensation plan, during 2006, the Board of Directors adopted, subject to stockholder approval, an amended and restated equity compensation plan. This plan was approved by our stockholders at our annual meeting in July 2006, and the awards under the Performance Grant were made on that date.
Post-Termination Compensation
We have entered into employment agreements with two of our NEOs, including our Chief Executive Officer, who also entered into a noncompetition agreement that may provide certain compensation benefits in the event of termination. Each of these agreements provides for certain payments and other benefits if the executive’s employment terminates under certain circumstances, including in the event of a change in control. In addition, two other NEOs also have arrangements that would provide them with certain payments in the event the executive is terminated. See “Potential Payments upon Separation of Services and Change in Control” and “Employment Agreements” below for a description of these changes in control and severance benefits.
Equity Grant Practices
We do not currently intend to issue additional stock options to the NEOs. For grants made in prior years, the exercise price of each stock option awarded to our executives under our equity compensation plan was the closing price of our common stock on the date of grant, which was typically the date of our annual meeting at which equity awards to senior executives were determined. We currently intend to provide our NEOs with an annual grant of restricted stock. We decided upon restricted stock in lieu of options because we believe that restricted stock more appropriately aligns our NEO’s incentives with that of our stockholders. The number of shares as well as vesting provisions will be determined by the Compensation Committee. Our equity compensation plan prohibits the repricing of stock options without stockholder approval.
Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to our Chief Executive Officer or any of our four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders). For 2009, the grants of restricted stock and the payment of annual cash incentives were designed to satisfy the requirements for deductible compensation.

Perquisites and Other Benefits
Our NEOs, like our other employees, participate in various employee benefit plans, including medical and dental care plans; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; employee assistance programs; and paid time off. On an annual basis, we contribute a 3% qualified non-elective contribution to the accounts of all employees, including the NEOs, under our retirement savings plan based on base salary up to the maximum allowed under Section 401(a)(17) of the Internal Revenue Code.
For our Chief Executive Officer, we also pay an annual automobile allowance as well as a fractional ownership interest in a suite at the Pepsi Center in Denver, Colorado. This ownership interest entitles our Chief Executive Officer to certain seats in the suite to a number of events that are held at the Pepsi Center throughout a calendar year. The majority of these tickets were given to our employees as a non-cash benefit. Also included as other compensation are amounts related to Board of Directors approved costs paid by us to improve the security of our Chief Executive Officer’s personal residence due to concerns surrounding an individual against whom, as more fully described in our Annual Report on Form 10-K Part I, Item 3, Legal Proceedings, Mr. Hicks has obtained a Permanent Civil Protection Order.
See the table headed “Summary Compensation Table” below for more detail with respect to the amount of these benefits.
Potential Impact on Compensation from Executive Misconduct
If the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board may take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the offending party as it deems appropriate. Discipline could vary depending on the facts and circumstances, and may include terminating employment and seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on any restated financial results. We do not have any agreements or policies that would require such reimbursement. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.
Accounting for Stock-Based Compensation
Beginning on January 1, 2006, we began accounting for stock-based payments in accordance with the provisions of FASB ASC Topic 718.

Summary Compensation Table
The following table summarizes the total compensation earned in fiscal years 2009, 2008 and 2007 by each of our Chief Executive Officer, our Chief Financial Officer, and our three next most highly paid executive officers in 2009, our NEOs.

					Non-
					Equity
					Incentive
				Stock	Plan	All Other
		Salary	Bonus(1)	Awards(2)	Compensation(3)	Compensation(4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

Kerry Hicks	2009	400,038	150,000	243,000	203,000	91,723	1,087,761
Chairman, President and	2008	366,000	25,000	174,000	154,093	92,575	811,668
Chief Executive Officer	2007	328,311	40,500	260,400	100,000	56,675	785,886

Allen Dodge	2009	240,000	61,000	89,100	65,223	7,200	462,523
Executive Vice President	2008	213,200	10,000	65,250	31,980	6,396	326,826
and Chief Financial Officer	2007	205,000	3,000	97,650	32,000	6,150	343,800

Wes Crews(5)	2009	167,808	65,000	432,500	47,158	3,750	716,216
Executive Vice President and Chief Operating Officer

Andrea Pearson(6)	2009	185,000	—	142,100	195,000	5,443	527,543
Executive Vice President

David Hicks	2009	238,954	27,000	89,100	98,523	7,169	460,746
Executive Vice President	2008	227,791	—	65,250	34,169	6,834	334,044
	2007	218,400	3,000	97,650	32,000	6,550	357,600

(1)	This column represents discretionary bonuses paid to our NEOs in the respective year and paid in January of the following year. In addition, Mr. Crews received a $30,000 bonus as part of his Employment Offer Letter, which was paid in 2009.

(2)	The amounts in the “Stock Awards” column reflect the aggregate grant-date fair value of RSAs granted to each NEO in 2009, 2008 and 2007 in accordance with FASB ASC Topic 718, and are not necessarily an indication of actual realized value of the granted equity awards. For a more detailed discussion on how we calculate the fair value of our RSAs, refer to Note 10 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009.

(3)	This column represents the amounts earned by our NEOs under our annual cash incentive program in the respective year and paid in January of the following fiscal year.

(4)	For all of our NEOs, except our Chief Executive Officer, this column reflects amounts that we contributed to the accounts of the NEOs under our retirement savings plan. For 2009, with respect to our Chief Executive Officer, this column also includes a $15,000 auto allowance, $14,702 related to home security and $50,020 paid by us with respect to a fractional ownership interest in a suite at the Pepsi Center in Denver, Colorado. This ownership interest entitles our Chief Executive Officer to certain seats in the suite to a number of events that are held at the Pepsi Center throughout a calendar year. The majority of these tickets were given to our employees as a non-cash benefit.

(5)	Mr. Crews began his employment with us on April 20, 2009. The salary earned by Mr. Crews in 2009 reflects the prorated amount of his annual base salary, based on his period of employment in 2009. Mr. Crews received 100,000 RSAs with performance vesting as part of his Employment Offer Letter. If the highest levels of the performance conditions are achieved, the total award would be valued at $311,000. No amount is included in the “Stock Awards” column related to this grant due to none of the vesting criteria not being considered probable when granted.

(6)	Ms. Pearson began her employment with us in December 2008 as Senior Vice President of Internet Strategy and Operations. She became an executive officer in December 2009 when she was promoted to Executive Vice President.

2009 Grants of Plan-Based Awards
The following table provides a summary of grants of plan-based awards made in 2009 to our NEOs.

								All other
								stock		Grant
								awards:		Date
								Number of		Fair
		Estimated future Payouts Under Non-Equity			Estimated future Payouts Under Equity			shares of		Value of
		Incentive Plan Awards(2)			Incentive Plan Awards(3)			stock or		Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	units(4)		Awards(5)
Name	Date(1)	($)	($)	($)	(#)	(#)	(#)	(#)		($)

Kerry Hicks	12/9/08	0	185,000	323,000
	7/1/09							60,000	(A)	243,000

Allen Dodge	12/9/08	0	60,150	101,400
	7/1/09							22,000	(A)	89,100

Wes Crews	4/20/09		30,000	30,000
	4/20/09	0	42,245	83,836
	5/1/09				0	50,000	100,000			0
	5/1/09							100,000	(A)	311,000
	7/1/09							30,000	(A)	121,500

Andrea Pearson	12/9/08	0	72,000	200,000
	1/1/09							10,000	(A)	20,600
	7/1/09							10,000	(B)	40,500
	7/1/09							20,000	(A)	81,000

David Hicks	12/9/08	0	67,202	108,964
	7/1/09							22,000	(A)	89,100

(1)	All awards were approved by our Compensation Committee on the date of grant.

(2)	Awards represent possible payment under the 2009 Cash Incentive Plan. Payments are based on specified metrics for each individual, as described in the Compensation Discussion and Analysis.

(3)	These columns represent the possible outcomes under Mr. Crews’ RSA with performance vesting conditions. At the date of grant, none of the performance vesting criteria was deemed probable. If the highest levels of the performance conditions are achieved, the total award would be valued at $311,000. These shares were granted under our 2006 Health Grades, Inc. Equity Compensation Plan. The vesting conditions of this award are as follows:
25% increments on the achievement of each of the following performance goals:
•	Annual revenues of $60 million;

•	Annual revenues of $80 million;

•	Operating income of $18 million and 30% operating margin; and

•	Operating income of $25 million and 30% operating margin.

(4)	This column represents the number of shares of restricted stock granted in 2009 to the NEOs, which were granted under our 2006 Health Grades, Inc. Equity Compensation Plan. These shares vest and become exercisable as stated below:
A.	10%, 20%, 30% and 40% on each of the first four anniversaries of the grant date, respectively.

B.	25% on each of the first four anniversaries of the grant date.

(5)	Stock awards are shown at their grant date fair value under ACS 718. The grant-date fair value of each RSA is measured based on the closing price of our common stock on the date of grant. For a more detailed discussion on the valuation of RSAs, refer to Note 10 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009.
Outstanding Equity Awards at 2009 Year-End
The following table provides a summary of equity awards outstanding at December 31, 2009 for each of our NEOs.

		Option Awards			Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market or
							Market	Number of	Payout Value
		Number of			Number of		Value of	Unearned	of Unearned
		Securities			Shares or		Shares or	Shares, Units	Shares, Units
		Underlying			Units of		Units of	or Other	or Other
		Unexercised	Option		Stock That		Stock That	Rights That	Rights That
		Options	Exercise	Option	Have Not		Have Not	Have Not	Have Not
		Exercisable(1)	Price	Expiration	Vested(2)		Vested(3)	Vested(4)	Vested(5)
Name	Grant Date	(#)	($)	Date	(#)		($)	(#)	($)

Kerry Hicks	11/20/2000	260,000	0.625	11/19/2010
	2/9/2001	61,719	0.750	2/8/2011
	2/7/2002	1,493,104	0.100	2/6/2012
	7/24/2006				16,000	(A)	68,640
	7/24/2006							431,348	1,850,483
	7/1/2007				28,000	(A)	120,120
	7/1/2008				36,000	(A)	154,440
	7/1/2009				60,000	(A)	257,400

Allen Dodge	2/7/2002	580,000	0.100	2/6/2012
	7/24/2006				6,000	(A)	25,740
	7/24/2006							100,000	429,000
	7/1/2007				10,500	(A)	45,045
	7/1/2008				13,500	(A)	57,915
	7/1/2009				22,000	(A)	94,380

		Option Awards			Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market or
							Market	Number of	Payout Value
		Number of			Number of		Value of	Unearned	of Unearned
		Securities			Shares or		Shares or	Shares, Units	Shares, Units
		Underlying			Units of		Units of	or Other	or Other
		Unexercised	Option		Stock That		Stock That	Rights That	Rights That
		Options	Exercise	Option	Have Not		Have Not	Have Not	Have Not
		Exercisable(1)	Price	Expiration	Vested(2)		Vested(3)	Vested(4)	Vested(5)
Name	Grant Date	(#)	($)	Date	(#)		($)	(#)	($)

Wes Crews	5/1/2009				100,000	(A)	429,000
	5/1/2009							100,000	429,000
	7/1/2009				30,000	(A)	128,700

Andrea Pearson	1/1/2009				10,000	(A)	42,900
	7/1/2009				10,000	(B)	42,900
	7/1/2009				20,000	(A)	85,800

David Hicks	11/20/2000	100,000	0.625	11/19/2010
	2/9/2001	24,940	0.750	2/8/2011
	2/7/2002	800,000	0.100	2/6/2012
	7/24/2006				6,000	(A)	25,740
	7/24/2006							115,000	493,350
	7/1/2007				10,500	(A)	45,045
	7/1/2008				13,500	(A)	57,915
	7/1/2009				22,000	(A)	94,380

(1)	All stock option awards are fully vested as of December 31, 2009.

(2)	All stock awards vest and become exercisable as stated below:
A.	10%, 20%, 30% and 40% on each of the first four anniversaries of the grant date, respectively.

B.	25% on each of the first four anniversaries of the grant date.

(3)	The market value of the stock awards is based on the closing market price of our common stock on the Nasdaq stock market as of December 31, 2009, which was $4.29.

(4)	The equity incentive plan awards vest and become exercisable based on certain performance metrics as follows:
Vesting in 25% increments upon achievement of:
•	Annual revenues of $60 million;

•	Annual revenues of $80 million;

•	Operating income of $18 million and 30% operating margin; and

•	Operating income of $25 million and 30% operating margin.

(5)	The market value of the equity incentive awards assumes all of the performance conditions have been satisfied and is based on the closing market price of our common stock on the Nasdaq Stock Market as of December 31, 2009, which was $4.29.

Option Exercises and Stock Vested in 2009
The following table presents information for the NEOs on stock option exercises and stock awards vested in 2009, including the number of shares acquired upon exercise or vesting and the value realized, before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
	Number of	Value	Number	Value
	Shares	Realized	of Shares	Realized
	Acquired on	on	Acquired on	on
	Exercise	Exercise(1)	Vesting	Vesting(2)
Name	(#)	($)	(#)	($)

Kerry Hicks	475,000	587,813	24,000	99,720

Allen Dodge	15,500	74,710	9,000	37,395

Wes Crews	—	—	—	—

Andrea Pearson	—	—	—	—

David Hicks	—	—	9,000	37,395

(1)	The value realized on exercise is calculated as the difference between the closing price of our common stock underlying the options on the Nasdaq Stock Market on the date exercised and the applicable exercise price of those options.

(2)	The value realized on vesting is calculated as the closing price on the Nasdaq Stock Market of our common stock on the vesting date.
Potential Payments upon Separation of Services or Change in Control
The following table presents the estimated value of the payments and other benefits that would be provided to each of our NEOs under existing plans and arrangements if the NEO’s employment had terminated on December 31, 2009, given the NEO’s compensation as of such date and, if applicable, based on our closing stock price on that date. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be materially different than the payments described below. Factors that could affect these amounts include the timing during the year of any such event and our stock price.

					Involuntary
					for Good
			Involuntary		Reason
			Not For		Termination
	Executive Benefit and	Voluntary	Cause	For Cause	(Change in
	Payments Upon	Termination	Termination	Termination	Control)	Disability	Death
Name	Separation	($)	($)	($)	($)	($)	($)

Kerry Hicks	Compensation:(1)
	Salary	13,847	613,904	80,520	1,213,961	213,866	13,847
	Incentive Compensation	353,000	353,000	353,000	1,412,000	353,000	353,000

	Long-Term Incentive
	Compensation:(2)
	RSA	—	—	—	600,600	—	—
	RSA-Performance	—	—	—	1,850,483	—	—
	Common Stock(8)	1,458,600	1,458,600	1,458,600	7,293,000	—	—

	Benefits & Perquisites(3)
	Health & Welfare Benefits	—	5,171	—	5,171	—	—
	Accrued Vacation Pay	59,621	59,621	59,621	59,621	59,621	59,621

					Involuntary
					for Good
			Involuntary		Reason
			Not For		Termination
	Executive Benefit and	Voluntary	Cause	For Cause	(Change in
	Payments Upon	Termination	Termination	Termination	Control)	Disability	Death
Name	Separation	($)	($)	($)	($)	($)	($)

Allen Dodge	Compensation:(4)
	Salary	8,308	128,308	8,308	128,308	8,308	8,308
	Incentive Compensation	126,223	126,223	126,223	126,223	126,223	126,223

	Long-Term Incentive
	Compensation:(2)
	RSA	—	—	—	223,080	—	—
	RSA-Performance	—	—	—	429,000	—	—

	Benefits & Perquisites(5)
	Accrued Vacation Pay	35,201	35,201	35,201	35,201	35,201	35,201

Wes Crews	Compensation:(7)
	Salary	8,654	133,654	8,654	133,654	8,654	8,654
	Incentive Compensation	82,158	82,158	82,158	82,158	82,158	82,158

	Long-Term Incentive
	Compensation:(2)
	RSA	—	—	—	557,700	—	—
	RSA-Performance	—	—	—	214,500	—	—

	Benefits & Perquisites(5)
	Accrued Vacation Pay	8,127	8,127	8,127	8,127	8,127	8,127

Andrea Pearson	Compensation:(6)
	Salary	6,404	6,404	6,404	6,404	6,404	6,404
	Incentive Compensation	195,000	195,000	195,000	195,000	195,000	195,000

	Long-Term Incentive
	Compensation:(2)
	RSA	—	—	—	171,600	—	—

	Benefits & Perquisites(5)
	Accrued Vacation Pay	9,250	9,250	9,250	9,250	9,250	9,250

					Involuntary
					for Good
			Involuntary		Reason
			Not For		Termination
	Executive Benefit and	Voluntary	Cause	For Cause	(Change in
	Payments Upon	Termination	Termination	Termination	Control)	Disability	Death
Name	Separation	($)	($)	($)	($)	($)	($)

David Hicks	Compensation:(1)
	Salary	8,271	287,051	48,097	725,133	127,748	8,271
	Incentive Compensation	125,523	125,523	125,523	502,092	125,523	125,523

	Long-Term Incentive
	Compensation:(2)
	RSA	—	—	—	223,080	—	—
	RSA-Performance	—	—	—	493,350	—	—

	Benefits & Perquisites(3)
	Health & Welfare Benefits	—	8,095	—	8,095	—	—
	Accrued Vacation Pay	17,827	17,827	17,827	17,827	17,827	17,827

(1)	This amount represents the base salary and incentive compensation due to the NEO under the employment agreement between us and the NEO. The salary component payment depends upon the type of separation event (e.g., change in control, for cause termination, voluntary termination) and varies from a minimum amount upon voluntary termination (which represents accrued salary as of December 31, 2009 related to 2009 service which had not been paid as of December 31, 2009) to a maximum of 300% of base salary upon termination without cause upon a change in control. The incentive compensation component is dependent upon the type of event and varies from a minimum amount (which represents the accrued incentive compensation as of December 31, 2009 related to 2009 service which had not been paid as of December 31, 2009) to a maximum of 300% of the accrued incentive compensation.

(2)	RSA represents the value of the time-based vesting shares that would become vested upon a change in control, valued as of December 31, 2009. The performance restricted stock award (“RSA — Performance”) represents the value of the performance vesting shares that would become vested upon a change in control as of December 31, 2009. All of the RSAs, both time-based and performance, vest upon a change in control, regardless of whether or not the NEO is terminated, with the exception of Mr. Crews’ RSA — Performance, of which only 50% would vest. If the NEO terminates their employment for any reason other than a change in control, all unvested RSAs are forfeited.

(3)	The health and welfare benefits represent payment to be made in accordance with the NEO’s employment agreement. Accrued vacation pay represents amounts accrued for paid-time off earned, but not yet taken, as of December 31, 2009.

(4)	The salary amount represents the accrued salary for Mr. Dodge for 2009 as of December 31, 2009 that had not been paid as of December 31, 2009 for all separation events with the exception of an involuntary termination without cause or involuntary termination for good reason upon a change in control. For an involuntary termination without cause or termination without cause upon a change in control, Mr. Dodge would receive a payment equivalent to six months of his base salary. The incentive compensation amount represents the amount accrued for incentive compensation as of December 31, 2009 (related to 2009 incentive compensation which had not been paid as of December 31, 2009).

(5)	Accrued vacation pay represents amounts accrued for paid-time off earned, but not yet taken, as of December 31, 2009.

(6)	The salary and incentive compensation amounts represent the amounts accrued for salary and incentive compensation for 2009 service for Ms. Pearson that had not yet been paid as of December 31, 2009. The incentive compensation amount represents the amount accrued for incentive compensation as of December 31, 2009 (related to 2009 incentive compensation that had not been paid as of December 31, 2009).

(7)	The salary amount represents the accrued salary for Mr. Crews for 2009 as of December 31, 2009 that had not been paid as of December 31, 2009 for all separation events with the exception of an involuntary termination without cause or involuntary termination for good reason upon a change in control. For an involuntary termination without cause or termination without cause upon a change in control, Mr. Crews would receive a payment equivalent to six months of his base salary. The incentive compensation amount represents the amount accrued for incentive compensation as of December 31, 2009 (related to 2009 incentive compensation which had not been paid as of December 31, 2009).

(8)	Common Stock represents amounts payable to Mr. Kerry Hicks as part of a Confidentiality and Non-Competition Agreement (the “Agreement”) between the Company and Mr. Hicks, effective August 6, 2008. As consideration for the covenants and agreements contained in the Agreement, Mr. Hicks is entitled to receive (a) upon a voluntary termination or termination for cause, 340,000 shares of common stock of the Company, or the cash equivalent (b) upon change in control as a result of which separation of service occurs, 1,020,000 shares of common stock of the Company, or the cash equivalent or (c) upon change in control as a result of which separation of service does not occur, 1,700,000 shares of common stock of the Company, or the cash equivalent . See “Confidentiality and Non-Competition Agreement” below for further details regarding the Agreement.
For the purposes of the “Potential Payments upon Separation of Services or Change in Control” table above, the following definitions apply:
Voluntary Termination means resignation by executive from his/her employment with the Company.
Involuntary Not for Cause Termination means termination of the executive’s employment by the Company constituting a separation of service (a) other than due to death, disability, Voluntary Termination or For Cause Termination or (b) upon expiration of the term of any employment agreement as a result of the giving of notice by the Company of its intent not to extend the term of the agreement, if applicable.
For Cause Termination means (a) any illegal or dishonest conduct which adversely affects or may adversely affect the reputation, goodwill or business position of the Company or which involves Company funds or assets; (b) any intentional or material damage to property or business of the Company; (c) theft, embezzlement or misappropriation of Company property; or (d) the willful failure of employee to carry out his/her duties as an employee of the Company.
Involuntary for Good Reason Termination means any termination that results from a change in control. A change in control is defined as (a) the Company merges with another corporation or other entity and is not the surviving entity; (b) substantially all of the Company’s assets are sold to persons or entities not affiliated with the Company; (c) shares of common stock of the Company are issued or acquired by persons or entities not affiliated with the Company , who, acting as a group, have the voting power to change the composition of the Board of Directors; or (d) any other transaction of a similar nature to the foregoing. For purposes of determining whether or not any termination of the executive’s employment was upon a change in control, it should be presumed that any termination within twelve months after consummation of any transaction described above was upon a change in control.
Employment Agreements
Mr. Kerry Hicks is employed by us under an employment agreement dated as of April 1, 1996, as amended effective July 1, 2008. The initial term of the amended agreement is for three years through June 30, 2011. On the third and each successive anniversary of the effective date, the term shall be extended for an additional one year period unless terminated by either party. The Compensation Committee determined Mr. Kerry Hicks’ 2009 annual salary of $400,038. Our Board of Directors may increase, but not decrease, this annual salary at any time during the term of the agreement. In addition, the agreement provides for annual incentive compensation based on performance targets established by our Board of Directors.

Mr. David Hicks is employed by us under an employment agreement dated as of March 1, 1996, as amended. The agreement is renewable automatically for one year periods unless terminated by one of the parties. The agreement provides for Mr. David Hicks to receive an annual base salary of $238,954 for 2009, with cost of living increases for subsequent years. In addition, the agreement provides for annual incentive compensation up to 75% of his base salary based on performance targets established by the Board of Directors.
Under each of the employment agreements described above, in the event that the officer is terminated without cause and there has been no change of control of the Company, we will pay the officer his base salary for the remaining term of the agreement and any earned but unpaid salary and incentive compensation. In the event the officer is terminated with cause, regardless of whether there has been a change of control, we will pay the officer his base salary for 60 days following such termination. If the officer is terminated without cause upon a change of control, he is entitled to receive a lump sum payment upon his termination equal to 300% of his base salary plus 300% of his annual incentive compensation for the prior year. Each agreement contains certain confidentiality covenants.
Mr. Dodge has an employment arrangement with the Company that provides for severance in the amount of six months base salary in the event the Company terminates his employment on an not for cause termination upon a Change in Control basis.
Mr. Crews has an employment arrangement with the Company that provides for severance in the amount of three months base salary in the event of Not For Cause termination.
Confidentiality and Non-Competition Agreement
Effective August 6, 2008, we entered into a confidentiality and non-competition agreement with Mr. Kerry Hicks. In consideration of the covenants and agreements contained in the confidentiality and non-competition agreement, we agree to compensate Mr. Hicks as follows:
a)	Upon a voluntary termination or a termination for cause, we shall issue Mr. Hicks 340,000 shares of our common stock.
b)	Upon a change in control as a result of which a separation of services occurs we shall issue Mr. Hicks 1,020,000 shares of our common stock.
c)	If a change in control occurs and as a result of which Mr. Hicks remains employed with us or our successor in interest, we shall issue Mr. Hicks 1,700,000 shares of our common stock.

The principal covenants and agreements contained in the confidentiality and non-competition agreement are as follows:
•	During Mr. Hicks’ employment with the Company and for a period of three years following the termination of his employment with the Company for any reason, Mr. Hicks will not, directly or indirectly, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for, or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in developing, designing, producing, marketing, selling or rendering of products or services that are substantially similar to those produced, marketed, sold or rendered by the Company.
•	For the period commencing on the date of Mr. Hicks’ termination and ending two years later, Mr. Hicks will not directly or indirectly, hire or solicit any employee of the Company or encourage any employee to leave for any business whether or not a competitor of the Company.
CERTAIN TRANSACTIONS
Indemnification of our Chief Executive Officer
For the year ended December 31, 2009, we provided indemnification to our Chief Executive Officer, Kerry R. Hicks, for legal fees totaling approximately $1.0 million. The legal proceedings arose from loans that Mr. Hicks and three other executive officers provided to us in December 1999 in the amount of $3,350,000 (including $2,000,000 individually loaned by Mr. Hicks). For a more detailed discussion on this matter, refer to Note 13 to the consolidated financial statements included within our Annual Report on Form 10-K for the year ended December 31, 2009.
Other Related Party Transactions
Mr. Wahlström is the Senior Advisor to the Chief Executive Officer and former co-Chief Executive Officer of Fresenius Medical Care North America (“FMCNA”) and former President and Chief Executive Officer of Fresenius Medical Services. The Company provides services to FMCNA pursuant to an Internet Agreement which became effective June 1, 2008. Under this agreement, FMCNA sponsors the physician-quality reports of all practicing nephrologists found on www.healthgrades.com. As consideration for the sponsorship, FMCNA pays the Company approximately $2.0 million annually.
Review, Approval or Ratification of Transactions with Related Parties
The Company has a Code of Conduct that governs the procedures for approval of any related party transactions. The Audit Committee must review and approve any related party transaction, as defined in Item 404(a) of Regulation S-K, promulgated by the SEC, before it is consummated. The Audit Committee has reviewed and approved the related party transactions listed above.

AUDIT AND RELATED FEES
Fees for all services provided by Grant Thornton LLP, our independent registered public accounting firm, for 2009 and 2008 were as follows:
Audit Fees
The aggregate fees billed for professional services rendered by Grant Thornton LLP for the audit of our annual financial statements for the years ended December 31, 2009 and 2008, the effectiveness of our internal controls over financial reporting as of December 31, 2009 and 2008 and the review of the our financial statements included in the our quarterly reports on Form 10-Q filed during 2009 and 2008 were $257,495 for all work performed related to 2009 services and $288,055 for all work performed related to 2008 services.
Audit Related Fees
There were no fees billed in 2009 or 2008 for assurance and related services rendered by Grant Thornton LLP that were reasonably related to the performance of the audit or review of our consolidated financial statements and were not reported under “Audit Fees” above.
Tax Fees
There were $0 and $24,729 fees billed in 2009 and 2008, respectively, for professional services rendered by Grant Thornton LLP for tax compliance, tax advice and tax planning.
All Other Fees
There were no fees billed in 2009 or 2008 for products and services provided by Grant Thornton LLP, other than the services referred to above.
The Audit Committee reviews and approves in advance the retention of the independent auditors for the performance of all audit and non-audit services that are not prohibited and the fees for such services. Pre-approval of audit and non-audit services that are not prohibited may be pursuant to appropriate policies and procedures established by the Committee for the pre-approval of such services, including through delegation of authority to a member of the Committee. For 2009 and 2008, all audit fees were reviewed and approved in advance of such services.
INFORMATION CONCERNING INDEPENDENT AUDITORS
The Audit Committee has selected Grant Thornton LLP to serve as our independent auditors for 2010. A representative of Grant Thornton LLP is expected to be present at the 2010 Annual Meeting of Stockholders, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and holders of more than 10% of our common stock to file reports of ownership of our securities and changes in ownership with the SEC. Based solely on a review of the Section 16(a) reports furnished to us during 2009, we believe that all filings required to be made during 2009 were made on a timely basis, with the following exceptions:
On July 28, 2009, David Hicks filed a Form 4 reporting four gift transactions, which should have been reported in 2007 and 2008.
ADVANCE NOTICE PROCEDURES
In accordance with our by-laws, notice relating to nominations for director or proposed business to be considered at the 2011 annual meeting of stockholders must be given no earlier than March 11, 2011 and no later than April 10, 2011. These requirements do not affect the deadline for submitting stockholder proposals for inclusion in the proxy statement, nor do they apply to questions a stockholder may wish to ask at the meeting. Stockholders may request a copy of the by-law provisions discussed above from the Corporate Secretary, Health Grades, Inc., 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401.
STOCKHOLDER PROPOSALS
Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the SEC. Any proposal that an eligible stockholder desires to have presented at the 2011 annual meeting of stockholders concerning a proper subject for inclusion in the proxy statement and for consideration at the annual meeting will be included in our proxy statement and related proxy card if we receive it no later than December 27, 2010.
SOLICITATION OF PROXIES
We will pay the cost of solicitation of proxies for the annual meeting. In addition to the mailing of the proxy material, such solicitation may be made, without extra compensation, in person or by telephone or telecopy by our directors, officers or regular employees. We may also retain a proxy solicitation firm to assist in the solicitation of proxies.
ANNUAL REPORT ON FORM 10-K
We will provide without charge to each person solicited by this proxy statement, on the written request of any such person, a copy of our Annual Report on Form 10-K (excluding exhibits) as filed with the SEC for our most recent fiscal year. Such written request should be directed to Allen Dodge, Executive Vice President, Chief Financial Officer and Secretary, at Health Grades, Inc. located at 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401.

HOUSEHOLDING
To reduce the expense of delivering duplicate proxy solicitation materials, we and some brokers may take advantage of the SEC’s “householding” rules. These householding rules permit the delivery of only one set of proxy solicitation materials to securityholders who share the same address, unless otherwise requested. Any securityholder of record who shares an address with another securityholder of record and who has received only one set of proxy solicitation materials may receive a separate copy of those materials, without charge, or request future delivery of separate materials upon writing our Corporate Secretary at 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401 or calling (303) 716-0041. Likewise, any stockholder of record who shares an address with another securityholder of record and who has received multiple sets of proxy solicitation materials may request future delivery of a single copy of those materials upon writing our Corporate Secretary at 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401 or calling (303) 716-0041.
If you consent to householding, your election will remain in effect until you revoke it. Should you later revoke your consent, you will be sent separate copies of those documents that are mailed at least thirty days or more after receipt of your revocation.
The above Notice and Proxy Statement are sent by order of the Board of Directors.

Allen Dodge Executive Vice President, Chief Financial Officer and Secretary
April 21, 2010

ANNUAL MEETING OF STOCKHOLDERS OF
HEALTH GRADES, INC.
June 9, 2010
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2010.
The Proxy Statement and the Annual Report
are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=08886
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach and mail in the envelope provided. ê

■	20530000000000000000 7	060910

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	ELECTION OF DIRECTORS:

Nominees:
☐	FOR ALL NOMINEES	o o	Kerry R. Hicks Leslie S. Matthews, M.D.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	o o	John J. Quattrone Mary Boland
		o	Mats Wahlstrom
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of Grant Thornton LLP as Health Grades, Inc’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF HEALTH GRADES, INC.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■

☐	■

PROXY	PROXY
HEALTH GRADES, INC.
ANNUAL MEETING OF STOCKHOLDERS, JUNE 9, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Kerry R. Hicks and Michael Shanks, or either of them, proxy, with full power of substitution, to vote, as designated on the reverse side hereof, all shares of Common Stock which the undersigned is entitled to vote if personally present at the 2010 Annual Meeting of Stockholders of Health Grades, Inc. or any adjournment or postponement thereof, subject to the directions indicated on the reverse.
If instructions are given in the spaces on the reverse side hereof, the shares will be voted in accordance therewith; if instructions are not given, the shares will be voted FOR the election of the directors named in Proposal 1 and FOR Proposal 2. This Proxy also delegates discretionary authority to vote with respect to any other matters that may properly come before the meeting or any adjournment or postponement thereof.
(Continued and to be signed on the reverse side)

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